Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2013 Second Quarter Financial Results

ALICE, Texas (August 9, 2013) — Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended June 30, 2013.

Consolidated revenues for the second quarter of 2013 were approximately $103.7 million, compared to $101.7 million for the first quarter of 2013.

Highlights for the quarter ended June 30, 2013:

•	Gross profit increased to $26.7 million, or 25.8% of revenues, in the second quarter of 2013, compared to $24.0 million, or 23.6%, in the first quarter of 2013.

•

GAAP net loss attributable to common shares was $0.9 million, or $0.04 per diluted share, for the second quarter of 2013, compared to net loss attributable to common shares of $2.8 million, or $0.13 per diluted share for the first quarter of 2013.

•	Adjusted EBITDA from U.S. Operations* totaled $20.0 million in the second quarter of 2013, a 15% increase as compared to $17.4 million in the first quarter of 2013.

*	Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

Forbes’ president and chief executive officer, John Crisp, stated, “Our second quarter ended with a positive force as the momentum we experienced in the latter part of the first quarter continued. “Gross profit increased in our well servicing business relative to the first quarter, while our fluid management business yielded a slight increase in gross profit for the second consecutive quarter.

We believe these operating results are admirable considering the competitive pressures in the market, particularly in the transportation-related arena. “We anticipate these pressures to continue until the disparities in the supply/demand ratio are corrected. We are moving into the second part of the year with confidence and intend to maintain focus on the areas that have the greatest potential impact to our bottom line.”

Forbes Energy Services Reports 2013 Second Quarter Results	Page 2

Business Segment Results

Well Servicing Segment

In the second quarter of 2013, Well Servicing segment revenues increased 8.9% to $54.6 million, compared to $50.2 million in the first quarter of 2013. Segment gross profit totaled $12.1 million, or 22.2% of revenues, in the second quarter of 2013 compared to $9.8 million, or 19.6% of revenues, for the first quarter of 2013.

The Company recorded approximately 107,345 well service rig hours for the second quarter of 2013, compared to 99,271 in the first quarter of 2013. Capital expenditures in the Well Servicing segment for the quarter ended June 30, 2013 were approximately $3.4 million.

As of June 30, 2013, the Company had 162 well service rigs, nine tubing testing systems, four pump-down units and five coiled tubing spreads.

Fluid Logistics Segment

In the second quarter of 2013, Fluid Logistics segment revenues decreased $2.5 million, or 4.9%, to $49.0 million, compared to $51.6 million in the first quarter of 2013. Gross operating profit for the Fluid Logistics segment totaled $14.6 million, or 29.8% of revenues, in the second quarter of 2013, compared to $14.1 million, or 27.4% of revenues, in the first quarter of 2013.

The Company recorded 307,952 truck hours during the second quarter of 2013, compared to 324,337 hours in the first quarter of 2013. The Company’s heavy truck fleet totaled 578 at June 30, 2013, which included 473 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $7.0 million for the quarter ended June 30, 2013, and consisted of specialized rental equipment and other associated products.

Liquidity and Capital Resources

As of June 30, 2013, the Company had $27.2 million in unrestricted cash and $1.4 million of restricted cash. As of August 6, 2013, the Company had $32.2 million in unrestricted cash and the newly amended and expanded $90.0 million secured credit facility remained undrawn, except for the letters of credit in the amount of $2.9 million. The Company also had $280.0 million of 9.0% Senior Notes and $18.8 million of other notes outstanding.

Conference Call

The Company will host a conference call to discuss its second quarter results at 10:00 a.m. Eastern Time (9:00 a.m. Central) Friday, August 9, 2013. To access the call, please dial 877-303-1298 and provide the Conference ID: 28121877. The conference call also will be broadcast live via the Internet and will be accessible through the “Investor Relations” page of the Company’s Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until August 22, 2013. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

Forbes Energy Services Reports 2013 Second Quarter Results	Page 3

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding the acquisition and benefit of new capital assets and market conditions and outlook. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing of its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013, which will be submitted for filing later today with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

All numbers herein are related to continuing operations only and exclude operations in Mexico which were sold in January of 2012.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data (unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Well servicing	$54,633	$51,315	$104,797	$103,554
Fluid logistics	49,049	68,470	100,623	147,715

Total revenues	103,682	119,785	205,420	251,269

Expenses
Well servicing	42,504	37,453	82,842	76,541
Fluid logistics	34,445	49,354	71,878	104,210
General and administrative	7,617	8,075	14,951	18,745
Depreciation and amortization	13,195	12,465	26,197	23,886

Total expenses	97,761	107,347	195,868	223,382

Operating income	5,921	12,438	9,552	27,887
Other income
Interest expense, net	(7,021)	(6,842)	(14,012)	(13,713)

Income (loss) from continuing operations before taxes	(1,100)	5,596	(4,460)	14,174
Income tax expense (benefit)	(434)	2,950	(1,195)	6,317

Income (loss) from continuing operations	(666)	2,646	(3,265)	7,857
Income (loss) from discontinued operations, net of tax expense (benefit) of ($59), ($426), ($126), and $378 respectively	(109)	(1,626)	(236)	(494)

Net income (loss)	(775)	1,020	(3,501)	7,363
Preferred shares dividends	(194)	(194)	(388)	(388)

Net income (loss) attributable to common shareholders	$(969)	$826	$(3,889)	$6,975

Income (loss) per share of common stock from continuing operations
Basic	$(0.04)	$0.12	$(0.17)	$0.36
Diluted	$(0.04)	$0.10	$(0.17)	$0.30
Income (loss) per share of common stock from discontinued operations
Basic	$(0.01)	$(0.08)	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.06)	$(0.01)	$(0.02)
Income (loss) per share of common stock
Basic	$(0.05)	$0.04	$(0.18)	$0.33
Diluted	$(0.05)	$0.04	$(0.18)	$0.28
Weighted average number of shares outstanding
Basic	21,364	21,056	21,331	21,021
Diluted	21,364	26,625	21,331	26,621

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Forbes Energy Services Ltd.

Selected Balance Sheet Data (unaudited)

(in thousands, except per share amounts)

	June 30, 2013	December 31, 2012
Cash	$27,191	$17,619
Accounts receivable, net	81,792	92,596
Working capital	82,557	79,547
Other intangibles, net	26,584	28,015
Total assets	500,159	512,701
Total debt	298,821	306,347
Deferred tax liability	25,344	26,587
Shareholders’ equity	129,850	132,168

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Working days	64	65	128	129
Rig hours	107,345	114,308	206,616	231,941
Truck hours	307,952	427,369	632,289	889,693

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (loss) from continuing operations	$(666)	$2,646	$(3,265)	$7,857
Depreciation and amortization	13,195	12,465	26,197	23,886
Interest expense, net	7,021	6,842	14,012	13,713
Income tax expense (benefit)	(434)	2,950	(1,195)	6,317
Share-based compensation	878	1,871	1,628	3,638

Adjusted EBITDA from U. S. Operations	$19,994	$26,774	$37,377	$55,411

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